THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO ON THE GO HEALTHCARE, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

                                SECURED REVOLVING NOTE

FOR VALUE RECEIVED, ON THE GO HEALTHCARE, INC., a Delaware corporation
(the "Borrower") promises to pay to LAURUS MASTER FUND, LTD., c/o M&C Corporate Services Limited, P.O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, Fax: 345-949-8080
(the "Holder") or its registered assigns or successors in interest, on order, the sum of means Five Million Dollars United States currency (US$5,000,000), without duplication of any amounts owing by Companies to Holder under the Minimum Borrowing Notes (as defined in the Security Agreement referred to below), or, if different, the aggregate principal amount of all Loans (as defined in the Security Agreement referred to below), together with any accrued and unpaid interest hereon, on July 14, 2008 (the "Maturity Date") if not sooner indefeasibly paid in full.

Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Security and Purchase Agreement between the Company and the Holder dated as of the date hereof (as amended, modified and/or supplemented from time to time, the "Security Agreement").

The following terms shall apply to this Secured Revolving Note (this "Note"):

                                  Article I

CONTRACT RATE AND MINIMUM BORROWING NOTE

1.1 Contract Rate. Subject to Sections 3.2 and 4.11, interest payable on the outstanding principal amount of this Note (the "Principal Amount") shall accrue at a rate per annum equal to the "prime rate" published in The
    Wall Street Journal from time to time (the "Prime Rate"), plus two percent (2%) (the "Contract Rate"). The Contract Rate shall be increased or decreased as the case may be for each increase or decrease in the Prime Rate in an amount equal to such increase or decrease in the Prime Rate; each change to be effective as of the day of the change in the Prime Rate. Subject to Section 1.2, the Contract Rate shall not at any time be less than eight percent (8%). Interest shall be (i) calculated on the basis of a 360 day year, and (ii) payable monthly, in arrears, commencing on August 1, 2005 on the first business day of each consecutive calendar month thereafter through and including the Maturity Date, and on the Maturity Date, whether by acceleration or otherwise.

1.2 Contract Rate Adjustments and Payments. The Contract Rate shall be calculated on the last business day of each calendar month hereafter (other than for increases or decreases in the Prime Rate which shall be calculated and become effective in accordance with the terms of
    Section 1.1) until the Maturity Date (each a "Determination Date") and shall be subject to adjustment as set forth herein. If (i) the Borrower shall have registered the shares of the Common Stock underlying the conversion of each Minimum Borrowing Note and each Warrant on a registration statement declared effective by the Securities and Exchange Commission (the "SEC"), and (ii) the market price (the "Market Price") of the Common Stock as reported by Bloomberg, L.P. on the Principal Market for the five (5) trading days immediately preceding a Determination Date exceeds the then applicable Fixed Conversion Price by at least twenty-five percent (25%), the Contract Rate for the succeeding calendar month shall automatically be reduced by 200 basis points (200 b.p.) (2%) for each incremental twenty-five percent (25%) increase in the Market Price of the Common Stock above the then applicable Fixed Conversion Price. Notwithstanding the foregoing (and anything to the contrary contained herein), in no event shall the Contract Rate at any time be less than zero percent (0%).

1.3 Allocation of Principal to Minimum Borrowing Note. In the event that the amount due and payable hereunder should equal or exceed $1,000,000, to the extent that the outstanding balance on any Minimum Borrowing
    Note shall be less than $2,500,000 (the difference of $2,500,000 less the actual balance of such Minimum Borrowing Note, the "Available Minimum Borrowing"), such portion of the balance hereof as shall equal the Available Minimum Borrowing shall be deemed to be simultaneously extinguished on this Note and transferred to, and evidenced by, such Minimum Borrowing Note.

1.4 Currency. All principal, interest and other amounts owing under this Note, the Security Agreement or any Ancillary Agreement that, in accordance with their terms, are to be paid in cash shall be paid in US dollars.
    All amounts denominated in other currencies shall be converted to the US dollar equivalent amount in accordance with the Exchange Rate on the date of calculation. "Exchange Rate" means, in relation to any amount of currency to be converted into US dollars pursuant to this Note, the Security Agreement or any Ancillary Agreement, the US dollar exchange rate as published in the Wall Street Journal on the relevant date of calculation.

1.5 Taxes.

        (a) If permissible by law, any and all payments by the Borrower hereunder, including any amounts received on a conversion or redemption of this Note and any amounts on account of interest or deemed interest, shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, charged, levied, imposed or required to be deducted or withheld by any federal, state or provincial government or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative judicial, regulatory or administrative functions of or pertaining to such government ("Government Authority"), and all liabilities with respect thereto, excluding, for certainty, taxes imposed on net income or profit and capital, capital gains, sales or franchise taxes of the Holder (all such non-excluded taxes, levies, imposts, deductions, charges withholdings and liabilities, collectively or individually, "Taxes"). Borrower hereby covenants and agrees that if Borrower shall be required to deduct any Taxes from or in respect of any sum payable hereunder to the Holder, (i) the sum payable shall be increased by the amount (an "additional amount") necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.4) the Holder shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

        (b) In addition, Borrower hereby agrees to pay to the relevant Governmental Authority in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Note ("Other Taxes"). Borrower hereby covenants and agrees that the Borrower shall deliver to the Holder official receipts, if any, in respect of any Taxes or Other Taxes payable hereunder promptly after payment of such Taxes or Other Taxes or other evidence of payment reasonably acceptable to the Holder.

        (c) The Company hereby indemnifies and agrees to hold the Holder harmless from and against Taxes and Other Taxes (including, without limitation, Taxes and Other Taxes imposed on any amounts payable under this Section 1.4) paid by the Holder, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be paid within ten (10) days from the date on which the Holder makes written demand therefor specifying in reasonable detail the nature and amount of such Taxes or Other Taxes.

        (d) The obligations of the Company under this Section 1.4 shall survive the termination and the payment of this Note and all other amounts payable hereunder.

                                  Article II

CONVERSION RIGHTS AND FIXED CONVERSION PRICE

2.1 Optional Conversion. Subject to the terms of this Article II, the Holder shall have the right, but not the obligation, at any time until the Maturity Date, or during an Event of Default (as defined in Article III), and, subject to the limitations set forth in Section 2.2 hereof, to convert all or any portion of the outstanding Principal Amount and/or accrued interest and fees due and payable into fully paid and non-assessable restricted shares of the Common Stock at the Fixed Conversion Price (defined below). For purposes hereof, subject to
    Section 2.6 hereof, the initial "Fixed Conversion Price" means $1.02.
    The shares of Common Stock to be issued upon such conversion are herein referred to as the "Conversion Shares."

2.2 Conversion Limitation. Notwithstanding anything contained herein to the contrary, the Holder shall not be entitled to convert pursuant to the terms of this Note an amount that would be convertible into that number of Conversion Shares which would exceed the difference between (i) 4.99% of the issued and outstanding shares of Common Stock and (ii) the number of shares of Common Stock beneficially owned by the Holder. For purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Regulation 13d-3 thereunder. The Conversion Shares limitation described in this Section 2.2 shall automatically become null and void without any notice to any Borrower upon the occurrence and during the continuance of an Event of Default, or upon 75 days prior notice to the Borrower. Notwithstanding anything contained herein to the contrary, the provisions of this Section 2.2 are irrevocable and may not be waived by the Holder or any Borrower. The Holder shall be solely responsible for determining its ownership pursuant to this Section 2.2.

2.3 Mechanics of Holder's Conversion. In the event that the Holder elects to convert this Note into Common Stock, the Holder shall give notice of such election by delivering an executed and completed notice of conversion in substantially the form of Exhibit B hereto (appropriately completed) ("Notice of Conversion") to the Borrower and such Notice of Conversion shall provide a breakdown in reasonable detail of the Principal Amount, accrued interest and fees that are being converted. On each Conversion Date (as hereinafter defined) and in accordance with its Notice of Conversion, the Holder shall make the appropriate reduction to the Principal Amount, accrued interest and fees as entered in its records and shall provide written notice thereof to the Borrower within two (2) Business Days after the Conversion Date. Each date on which a Notice of Conversion is delivered or telecopied to the Borrower in accordance with the provisions hereof shall be deemed a Conversion Date (the "Conversion Date"). Pursuant to the terms of the Notice of Conversion, the Borrower will issue instructions to the transfer agent accompanied by an opinion of counsel within one (1) Business Day of the date of the delivery to the Borrower of the Notice of Conversion and shall cause the transfer agent to transmit the certificates representing the Conversion Shares to the Holder by crediting the account of the Holder's designated broker with the Depository Trust Corporation ("DTC") through its Deposit Withdrawal Agent Commission ("DWAC") system within three (3) Business Days after receipt by the Borrower of the Notice of Conversion (the "Delivery Date"). In the case of the exercise of the conversion rights set forth herein the conversion privilege shall be deemed to have been exercised and the Conversion Shares issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Borrower of the Notice of Conversion. The Holder shall be treated for all purposes as the record holder of the Conversion Shares, unless the Holder provides the Borrower written instructions to the contrary.

2.4 Late Payments. The Borrower understands that a delay in the delivery of the Conversion Shares in the form required pursuant to this Article beyond the Delivery Date could result in economic loss to the Holder.
    As compensation to the Holder for such loss, in addition to all other rights and remedies which the Holder may have under this Note, any Ancillary Agreement, applicable law or otherwise, the Company shall pay late payments to the Holder for any late issuance of Conversion Shares in the form required pursuant to this Article II upon conversion of this Note, in the amount equal to $500 per Business Day after the Delivery Date. The Company shall, make any payments incurred under this Section in immediately available funds upon demand.

2.5 Conversion Mechanics. The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal and interest and fees to be converted, if any, by the then applicable Fixed Conversion Price.

2.6 Adjustment Provisions. The Fixed Conversion Price and number and kind of shares or other securities to be issued upon conversion determined pursuant to Section 2.1 shall be subject to adjustment from time to time upon the occurrence of certain events during the period that this conversion right remains outstanding, as follows:

        (a) Reclassification. If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, this Note, as to the unpaid Principal Amount and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to or immediately after, such reclassification or other change (at the sole election of the Holder).

        (b) Stock Splits, Combinations and Dividends. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock or any preferred stock issued by the Borrower in shares of Common Stock, the Fixed Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

        (c) Share Issuances. Subject to the provisions of this Section 2.6, if the Borrower shall at any time prior to the conversion or repayment in full of the Principal Amount issue any shares of Common Stock or securities convertible into Common Stock to a Person other than the Holder (except (i) pursuant to Sections 2.6(a) or (b) above; (ii) pursuant to options, warrants, or other obligations to issue shares outstanding on the date hereof as disclosed to the Holder in writing; (iii) pursuant to options that may be issued under any employee incentive stock option and/or any qualified stock option plan adopted by the Borrower ) or (iv) Common Stock issued in connection with acquisitions approved by Laurus, which such approval shall not be unreasonably withheld, for a consideration per share (the "Offer Price") less than the Fixed Conversion Price in effect at the time of such issuance, then the Fixed Conversion Price shall be immediately reset to such lower Offer Price. For purposes hereof, the issuance of any security of the Borrower convertible into or exercisable or exchangeable for Common Stock shall result in an adjustment to the Fixed Conversion Price upon the issuance of such securities.

        (d) Computation of Consideration.

                  (i) For purposes of any computation respecting consideration received pursuant to Section 2.6(c) above, the following shall apply:

                 (ii) in the case of the issuance of shares of Common Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions, discounts or other expenses incurred by the Borrower for any underwriting of the issue or otherwise in connection therewith

                (iii) in the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors of the Borrower (irrespective of the accounting treatment thereof); and

                 (iv) upon any such exercise, the aggregate consideration
                      received for such securities shall be deemed to be the consideration received by the Borrower for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Borrower upon the conversion or exchange thereof (the consideration in each case to be determined in the same manner as provided in subsections (ii) and (iii) of this
                      Section 2.6(d))

2.7 Reservation of Shares. During the period the conversion right exists, the Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Conversion Shares upon the full conversion of this Note and the Warrant. The Borrower represents that upon issuance, the Conversion Shares will be duly and validly issued, fully paid and non-assessable. The Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for the Conversion Shares upon the conversion of this Note.

                                  Article III

EVENTS OF DEFAULT AND DEFAULT RELATED PROVISIONS

3.1 Events of Default. The occurrence of an Event of Default under the Security Agreement shall constitute an event of default ("Event of Default") hereunder.

3.2 Default Interest. Following the occurrence and during the continuance of an Event of Default, the Company shall pay additional interest on the outstanding principal balance of this Note in an amount equal to two percent (2%) per month, and all outstanding Obligations, including unpaid interest, shall continue to accrue interest at such additional interest rate from the date of such Event of Default until the date such Event of Default is cured or waived.

3.3 Default Payment. Following the occurrence and during the continuance of an Event of Default, the Holder, at its option, may elect, in addition to all rights and remedies of the Holder under the Security Agreement and the other Ancillary Agreements and all obligations and liabilities of the Borrower under the Security Agreement and the other Ancillary Agreements, to require the Borrower to make a Default Payment ("Default Payment").
    The Default Payment shall be 130% of the outstanding principal amount of the Note, plus accrued but unpaid interest, all other fees then remaining unpaid, and all other amounts payable hereunder. The Default Payment shall be applied first to any fees due and payable to the Holder pursuant to the Notes , the Security Agreement and/or the Ancillary Agreements, then to accrued and unpaid interest due on the Notes and then to the outstanding principal balance of the Notes. The Default Payment shall be due and payable immediately on the date that the Holder has exercised its rights pursuant to this Section 3.3.

                                  Article IV

MISCELLANEOUS

4.1 Conversion Privileges. The conversion privileges set forth in Article II shall remain in full force and effect immediately from the date hereof until the date this Note is indefeasibly paid in full and irrevocably terminated.

4.2 Cumulative Remedies.  The remedies under this Note shall be cumulative.

4.3 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.4 Notices. Any notice herein required or permitted to be given shall be in writing and shall be deemed effective given (a) upon personal delivery to the party notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address provided for such Company in the Security Agreement executed in connection herewith, and to the Holder at the address provided in the Security Agreement for such Holder, with a copy to John E. Tucker, Esq., 825 Third Avenue, 14th Floor, New York, New York 10022, facsimile number
    (212) 541-4434, or at such other address as the Company or Holder may designate by ten days advance written notice to the other parties hereto. A Notice of Conversion shall be deemed given when made to the Borrower pursuant to the Purchase Agreement.

4.5 Amendment Provision. The term "Note" and all references thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented, and any successor instrument as such successor instrument may be amended or supplemented.

4.6 Assignability. This Note shall be binding upon each Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder in accordance with the requirements of the Security Agreement. No Borrower may not assign any of its obligations under this Note without the prior written consent of the Holder, any such purported assignment without such consent being null and void.

4.7 Cost of Collection. In case of any Event of Default under this Note, the Company shall pay the Holder the Holder's reasonable costs of collection, including reasonable attorneys' fees.

4.8 Governing Law, Jurisdiction and Waiver of Jury Trial.

        (a) THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

        (b) EACH BORROWER HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN ANY BORROWER, ON THE ONE HAND, AND THE HOLDER,
            ON THE OTHER HAND, PERTAINING TO THIS NOTE, THE SECURITY AGREEMENT OR ANY OF THE OTHER ANCILLARY AGREEMENTS OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS NOTE, THE SECURITY AGREEMENT OR ANY OF THE OTHER ANCILLARY AGREEMENTS PROVIDED, THAT EACH BORROWER ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE COUNTY OF NEW YORK, STATE OF NEW YORK; AND FURTHER PROVIDED, THAT NOTHING IN THIS NOTE SHALL BE DEEMED OR OPERATE TO PRECLUDE THE HOLDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE OBLIGATIONS, TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE HOLDER. EACH BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH BORROWER HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL

            JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS. EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY
            BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO THE COMPANY AT THE ADDRESS SET FORTH IN THE SECURITY AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF
            THE COMPANY'S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID

        (c) EACH BORROWER DESIRES THAT ITS DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH BORROWER HERETO WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE HOLDER, AND/OR ANY BORROWER ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS NOTE, THE SECURITY AGREEMENT, ANY OTHER ANCILLARY AGREEMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO.

4.9 Judgment Currency.

        (a) If for the purpose of obtaining or enforcing judgment against one or more of the Borrower in any court in any jurisdiction it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 4.9 referred to as the "Judgment Currency") an amount due in US dollars under this Note, the conversion shall be made at the Exchange Rate prevailing on the business day immediately preceding:

                (i) the date actual payment of the amount due, in the case of any proceeding in the courts of New York or in the courts of any other jurisdiction that will give effect to such conversion being made on such date: or

                (ii) the date on which the foreign court determines, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section 4.94.9(ii) being hereinafter referred to as the "Judgment Conversion Date")

        (b) If in the case of any proceeding in the court of any jurisdiction referred to in Section 4.9(a)(ii) above, there is a change in the Exchange Rate prevailing between the Judgment Conversion
            Date and the date of actual payment of the amount due, the applicable party (being in the case of one or more Borrower, the Companies on a joint and several basis) shall pay such adjusted amount as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the Exchange Rate prevailing on the date of payment, will produce the amount of US dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the Exchange Rate prevailing on the Judgment Conversion Date.

        (c) Any amount jointly and severally due from the Companies under this provision shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this Note.

4.10 Severability. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note.

4.11 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum rate permitted by such law, any payments in excess of such maximum rate shall be credited against amounts owed by the Companies to the Holder and thus refunded to the Companies.

4.12 Security Interest. The Holder has been granted a security interest in certain assets of the Borrower as more fully described in the Security Agreement and pursuant to each of the Master Security Agreement, the Subsidiary Guarantee, and the Stock Pledge Agreement, each dated as of the date hereof.

4.13 Construction. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

[Balance of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, each Borrower has caused this Secured Revolving Note to be signed in its name effective as of this 14th day of July, 2005.



                                        ON THE GO HEALTHCARE, INC.

                                        By: /s/Stuart Turk
                                        ------------------------
                                        Name:  Stuart Turk
                                        Title: CEO:

I/We have the authority to bind the corporation.

                                  EXHIBIT A

                            NOTICE OF CONVERSION

 (To be executed by the Holder in order to convert the Secured Revolving Note)



        The undersigned hereby elects to convert $_________ of the principal and $_________ of the interest due on the Secured Revolving Note dated as of _________, 200__ (the "Note") issued by On The Go Healthcare, Inc. (the "Borrower ") and the other Companies named and as defined therein into shares of Common Stock of the Borrower ("Shares) in accordance with the terms and conditions set forth in the Note, as of the date written below.


Date of Conversion:


Conversion Price:

Shares To Be Delivered:

Signature:

Print Name:

Address:

Holder  DWAC instructions




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